Exhibit 99.1

KULR Partners with Amprius and Molicel to Launch KULR ONE Air for Unmanned Aircraft Systems

Partnership Brings Advanced Unmanned Aircraft Battery Systems to Market in Q4 2025

HOUSTON / GLOBENEWSWIRE / August 19, 2025 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a Bitcoin-Plus Treasury company that builds a portfolio of frontier technology businesses ranging from high performance energy systems to AI Robotics, today announced strategic partnerships with Molicel, a subsidiary of publicly traded Taiwan Cement (TWSE: 1101.TW), and Amprius Technologies (NYSE: AMPX) to power its new KULR ONE Air (K1A) product line -- a family of advanced battery systems purpose-built for the rapidly expanding unmanned aircraft systems (UAS) market. Initial sample shipments began in July 2025, with volume production scheduled for Q4 2025. KULR will offer both standard off-the-shelf K1A systems for rapid deployment and customizable configurations to meet specific OEM requirements.

The K1A line integrates KULR’s industry-leading thermal management technologies with Amprius’ ultra-high energy density SiCore® cylindrical battery cells and Molicel’s high-power P50B cells. This innovative combination of industry-proven cell technologies delivers superior safety, extended flight times, and enhanced capabilities to support the evolving needs of next-generation UAS missions.

“Our new K1A product line represents a pivotal step forward in bringing space-proven technologies to the UAS market,” said Michael Mo, CEO of KULR Technology Group. “We’ve built our legacy on delivering energy and thermal solutions for applications where failure is not an option. With K1A, we’re applying that same level of performance and reliability to advanced unmanned aircraft systems, which are slated to become more common in our everyday lives.”

Engineered for Next-Generation Unmanned Systems

Built on KULR’s decade-long heritage in aerospace and defense, including collaborations with NASA, the K1A battery systems are designed for the demanding operational conditions of fixed-wing, rotary, and eVTOL drone platforms.

Key features of the K1A battery line include:

•	Lightweight, high-performance lithium-ion chemistries
•	Modular, scalable form factors compatible with multiple UAS types
•	Rugged, field-ready design for operation in extreme environments

“Amprius’ silicon anode battery technology delivers industry-leading 500 Wh/kg energy density in an ultra-lightweight form factor, key to extending flight time and payload capacity in next-generation drones,” said Dr. Kang Sun, CEO of Amprius Technologies. “Pairing our SiCore cells with KULR’s ONE Air product line brings together performance and safety in one integrated solution for advanced defense and commercial UAS missions.”

Frank So, Executive Vice President of Molicel, added: “This collaboration with KULR reflects our shared focus on performance and reliability in mission-critical applications. Our P50B cells are designed for high power output, exceptional cycle life, and robust thermal stability -- ideal for unmanned aerial systems operating in extreme conditions.”

Capitalizing on Explosive Market Growth

According to recent market research, the global drone battery market is projected to grow from $9.5 billion in 2025 to $49.6 billion by 2035, driven by surging demand for autonomous systems in both commercial and defense sectors. KULR’s K1A platform is positioned to capitalize on this growth by offering high-energy-density power solutions optimized for endurance, safety, and mission flexibility.

This announcement comes amid significant policy shifts in U.S. drone strategy. Following executive orders signed by President Donald Trump earlier this summer to boost domestic drone production, Transportation Secretary Sean Duffy recently proposed regulatory reforms that would expand UAS deployment. The proposed rule would eliminate the need for individual flight waivers while mandating onboard collision avoidance systems -- paving the way for broader adoption in sectors like agriculture, emergency response, infrastructure inspection, and last-mile delivery.

About KULR Technology Group, Inc.

KULR Technology Group, Inc. (NYSE American: KULR) is a Bitcoin-Plus Treasury company that builds a portfolio of frontier technology businesses ranging from high performance energy systems to AI Robotics. KULR delivers cutting edge energy storage solutions for space, aerospace, and defense by leveraging a foundation of in-house battery design expertise, comprehensive cell and battery testing suite, and battery fabrication and production capabilities. The Company’s offering allows delivery of commercial-off-the-shelf and custom next generation energy storage systems in rapid timelines for a fraction of the cost compared to traditional programs. Since late 2024, KULR has included bitcoin as a primary asset in its treasury program and committed to allocating up to 90% of its excess cash to the acquisition of bitcoin.

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About Amprius Technologies, Inc.

Amprius Technologies, Inc. is a leading manufacturer of high-energy and high-power lithium-ion batteries, producing the industry’s highest-known energy density cells. The Company’s commercially available SiCore® and SiMaxx™ batteries deliver up to 450 Wh/kg and 1,150 Wh/L, with third-party validation of 500 Wh/kg and 1,300 Wh/L. The Company’s corporate headquarters is in Fremont, California, where it maintains an R&D lab and a MWh scale manufacturing facility for the fabrication of silicon anodes and cells. To serve customer demand, Amprius entered into several agreements to secure over 1.8 GWh of contract manufacturing capacity. For additional information, please visit amprius.com. Also, see the Company’s LinkedIn page.

Safe Harbor Statement

This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 31, 2025, as may be amended or supplemented by other reports we file with the Securities and Exchange Commission from time to time. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely based on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:

KULR Technology Group, Inc.

Phone: 858-866-8478 x 847

Email: ir@kulr.ai

KULR Media Relations:

M Group Strategic Communications (on behalf of KULR)

Email: kulr@mgroupsc.com